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                                                                   EXHIBIT 4(t)

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CONVERTIBLE DEBENTURE PURCHASE AGREEMENT

By and Between


Universal Medical Systems, Inc

and




Dated as of December 31, 1996

_________________________________


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                                TABLE OF CONTENTS

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
ARTICLE I          CERTAIN DEFINITIONS ......................................  1

ARTICLE II         PURCHASE OF DEBENTURES ...................................  3

ARTICLE III        REPRESENTATIONS AND WARRANTIES ...........................  4

ARTICLE IV         OTHER AGREEMENTS OF THE PARTIES .......................... 10

ARTICLE V          CONDITIONS PRECEDENT TO CLOSING........................... 15

ARTICLE VI         TERMINATION............................................... 17

ARTICLE VII        MISCELLANEOUS ............................................ 19

Exhibit A          Form of Convertible Debenture
Exhibit B          Form of Escrow Agreement
Exhibit C          Form of Opinion of Dennis D. Cole, counsel for the Company
Exhibit D          Conversion Procedures

Schedule 3.1(a)    Subsidiaries
Schedule 3.1(c)    Capitalization
Schedule 3.1(f)    Required Consents and Approvals
Schedule 3.1(g)    Litigation


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       CONVERTIBLE DEBENTURE PURCHASE AGREEMENT, dated as of December 31, 1996
(this "Agreement"), by and between Universal Medical Systems, Inc., a Nevada corporation (the "Company"), and Vikram Chatwal (the "Purchaser").

       WHEREAS, the Company desires to issue and sell to the Purchaser and the Purchaser desires to acquire certain of the Company's 4% Convertible Debentures, due January 1, 2001 (the "Convertible Debentures"), each in the form of Exhibit A attached hereto.

       IN CONSIDERATION of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

                              I CERTAIN DEFINITIONS

       Certain Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

       "Affiliate" means, with respect to any Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

       "Business Day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government actions to close.

       "Closing" shall have the meaning set forth in Section 2.1(b).

       "Closing Date" shall have the meaning set forth in Section 2.1(b).

       "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder as in effect on the date hereof.

       "Commission" means the Securities and Exchange Commission.

       "Common Stock" means the Company's common stock, par value $.001 per share.


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       "Debentures" means the principal face amount of Convertible Debentures to be purchased by the Purchaser pursuant to the terms and conditions of this Agreement as specified at the foot of this Agreement.

       "Disclosure Materials" means the disclosure package delivered to the Purchaser in connection with the offering by the Company of the Debentures and the Schedules to this Agreement furnished by or on behalf of the Company pursuant to Section 3.1.

       "Escrow Agent" means Bryan Cave LLP.

       "Exchange Act" means the Securities Exchange Act of 1934, as amended.

       "GEM" means GEM Advisors, Inc.

       "Lien" means, with respect to any asset, any mortgage, lien, pledge, encumbrance, charge or security interest of any kind in or on such asset or the revenues or income thereon or therefrom.

       "Material Adverse Effect" shall have the meaning set forth in Section 3.1(a).

       "NASD" means the National Association of Securities Dealers, Inc.

       "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

       "Purchase Price" shall have the meaning set forth in Section 2.1(a).

       "Required Approvals" shall have the meaning set forth in Section 3.1(f).

       "Securities Act" means the Securities Act of 1933, as amended.

       "Subsidiaries" shall have the meaning set forth in Section 3.1(a).

       "Underlying Shares" means the shares of Common Stock into which the Debentures are convertible in accordance with the terms thereof.


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                           II. PURCHASE OF DEBENTURES

       2.1. Purchase of Debentures; Closing. Subject to the terms and conditions herein set forth, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, on the Closing Date, the Debentures at a price per (the "Purchase Price") equal to the aggregate face value thereof (the "Purchase Price"). The Debentures shall be issued in such denominations of $1,000 and any integral multiple of $1,000 as set forth at the foot of the Agreement.

       The closing of the purchase and sale of the Debentures (the "Closing") shall take place at the offices of the Escrow Agent, 245 Park Avenue, 40th Floor, New York, NY 10167. The Closing shall be deemed to occur when (a) this Agreement has been executed by both the Purchaser and the Company, (B) an escrow agreement substantially in the form of Exhibit B attached hereto has been executed by the Purchaser, the Company and the Escrow Agent (the "Escrow Agreement"), (c) payment of the Purchase Price shall have been made by the Purchaser, by wire transfer of good funds in United States Dollars, to the Escrow Agent in accordance with and subject to the terms and conditions of the Escrow Agreement, (d) the Company shall have delivered or caused to be delivered to the Escrow Agent the opinion of counsel provided for in Section 6.1(a) hereof (the "Opinion") and (e) the Company shall have delivered to the Escrow Agent the warrant provided for in Section 3.1(i) hereof. In no event shall the Closing occur later than December 31, 1996. The date of the Closing is hereinafter referred to as the "Closing Date".

       At the Closing, the Escrow Agent, in accordance with the terms and conditions of the Escrow Agreement, shall deliver to the Company the Purchase Price for the Debentures (less the placement fee payable to GEM as contemplated in Section 3.1 hereof against delivery to the Escrow Agent, as agent for the Purchaser, of the Debentures registered in the name of the Purchaser. As soon thereafter as practicable, but in no event later than three (3) business days, the Escrow Agent shall mail or deliver the Debentures and the Opinion as provided in the Escrow Agreement and the Escrow Agent shall deliver the warrant as provided in Section 3.1 hereof.

                       III. REPRESENTATIONS AND WARRANTIES

       3.1. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser as follows:

              (a) Organization and Qualification. The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite corporate power and authority to own and use its properties and


                                       3


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assets and to carry on its business as currently conducted. The Company has no subsidiaries other than as set forth in the Disclosure Documents or in Schedule 3.1(a) (collectively, the "Subsidiaries"). Each of the Subsidiaries is a corporation, duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the full corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. Each of the Company and the Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the results of operations, assets, prospects, or financial condition of the Company and the Subsidiaries, taken as a whole (a "Material Adverse Effect").

              (b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Escrow Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company. Each of this Agreement and the Escrow Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

              (c) Capitalization. The authorized, issued and outstanding capital stock of the Company and each of the Subsidiaries is set forth in
Schedule 3.1(c), No shares of Common Stock are entitled to preemptive or similar rights. Except as specifically disclosed in Schedule 3.l(c), there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or, except as a result of the purchase and sale of the Debentures hereunder, securities, rights or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire any shares of Common Stock, or contracts, commitments, understandings, or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate of incorporation, bylaws or other charter documents.

              (d) Issuance of Debentures. The Debentures have been duly and validly authorized for issuance, offer and sale pursuant to this Agreement and, when issued and delivered as provided hereunder against payment in accordance with the terms hereof, shall be valid and binding obligations of the Company enforceable in accordance with their terms. The


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Company has and at all times while the Debentures are outstanding will maintain an adequate reserve of shares of Common Stock to enable it to perform its obligations under this Agreement and the Debentures. When issued in accordance with the terms hereof and the Debentures, the Underlying Shares will be duly authorized, validly issued, fully paid and nonassessable.

              (e) No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of its certificate of incorporation or bylaws or
(ii) subject to obtaining the consents referred to in Section 3.1(f), conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party, or (iii) to the knowledge of the Company result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including Federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected, except in the case of each of clauses (ii) and (iii), such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect. The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental authority, except for violations which, individually or in the aggregate, do not have a Material Adverse Effect.

              (f)    Consents and Approvals. Except as specifically set forth in
Schedule 3.1(f), neither the Company nor any Subsidiary is required to obtain any consent, waiver, authorization or order of, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of this Agreement, other than the making of the applicable blue-sky filings under state securities laws, and other than, in all cases, where the failure to obtain such consent, waiver, authorization or order, or to give or make such notice or filing, would not materially impair or delay the ability of the Company to effect the Closing and deliver to the Purchaser the Debentures free and clear of all Liens (collectively, the "Required Approvals").

              (g) Litigation; Proceedings. Except as specifically disclosed in the Disclosure Materials or in Schedule 3.1(g), there is no action, suit, notice of violation, proceeding or investigation pending or, to the best knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties before or by any court, governmental or administrative agency or regulatory authority (Federal, State, county, local or foreign) which (i) relates to or challenges the legality, validity or enforceability of this Agreement or the Debentures (ii) could, individually or in the aggregate, have a Material Adverse Effect or (iii) could, individually or in the aggregate, materially impair the ability of the Company to perform fully on a timely basis its obligations under this Agreement.


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              (h)    No Default or Violation. Neither the Company nor any
Subsidiary (i) is in default under or in violation of any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound, except such conflicts or defaults as do not have a Material Adverse Effect, (ii) is in violation of any order of any court, arbitrator or governmental body, except for such violations as do not have a Material Adverse Effect, or (iii) is in violation of any statute, rule or regulation of any governmental authority which could (individually or in the aggregate) (x) adversely affect the legality, validity or enforceability of this Agreement, (y) have a Material Adverse Effect or (z) adversely impair the Company's ability or obligation to perform fully on a timely basis its obligations under this Agreement.

              (i) Certain Fees. No fees or commission will be payable by the Company to any broker, finder, investment banker to bank with respect to the consummation of the transactions contemplated hereby except that the Company has agreed to pay to GEM at the Closing, as compensation for its services in connection with the sale of the Debentures, a placement fee (the "Placement Fee") in cash, equal to 5% of the Purchase Price. In addition, the Company has agreed to issue to GEM at the Closing a warrant (the "Warrant") to purchase such number of shares of Common Stock as shall equal the Purchase Price of each Debenture. The Warrant shall be exercisable in whole or in part at any time and from time to time commencing on the issuance date and terminating five years thereafter at an exercise price equal to the closing bid price of a share of Common Stock on the day immediately preceding the Closing Date.

              (j) Disclosure Materials. The Disclosure Materials do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

              (k) Private Offering. Neither the Company nor any Person acting on its behalf has taken or will take any action (including, without limitation, any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of the Debentures or the Underlying Shares under the Securities Act) which might subject the offering, issuance or sale of the Debentures or the Underlying Shares to the registration requirements of Section 5 of the Securities Act.

              (1) Not a Reporting Company; Eligibility to use Exemption under 504b. The Company is not subject to the reporting requirements of Section 13 or Section


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l5d of the Exchange Act. The Company has not issued more than $500,000.00 of securities pursuant to Rule 504 in the last twelve months. The Company is eligible to issue securities exempt from registration pursuant to Rule 504 of Regulation D of the Securities Act of 1933.

       3.2. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as follows:

              (a) Organization; Authority. The Purchaser is a corporation duly and validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Purchaser has the requisite power and authority to enter into and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder and thereunder. The purchase of the Debentures by the Purchaser hereunder has been duly authorized by all necessary action on the part of the Purchaser. Each of this Agreement and the Escrow Agreement has been duly executed and delivered by the Purchaser or on its behalf and constitutes the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity.

              (b) Investment Intent. The Purchaser is acquiring the Debentures and the Underlying Shares for its own account (and/or on behalf of managed accounts who are purchasing solely for their own accounts for investment) for investment purposes only and not with a view to or for distributing or reselling such Debentures or Underlying Shares or any part thereof or interest therein, without prejudice, however, to the Purchaser's right, subject to the provisions of this Agreement, at all times to sell or otherwise dispose of all or any part of such Debentures or Underlying Shares in compliance with applicable State securities laws and under an exemption from registration under Rule 504(b) of the Securities Act of 1933.

              (c) Purchaser Status. At the time the Purchaser (and any account for which it is purchasing) was offered the Debentures, it (and any account for which it is purchasing) was, and at the date hereof, it (and any account for which it is purchasing) is, and at the Closing Date, it (and any account for which it is purchasing) will be, an "accredited investor" as defined in Rule 501(a) under the Securities Act.

              (d) Experience of Purchaser. The Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Debentures, and has so evaluated the merits and risks of such investment.

              (e) Ability of Purchaser to Bear Risk of Investment. The Purchaser is able to bear the economic risk of an investment in the Debentures and, at the present time, is able to afford a complete loss of such investment.


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              (f)    Prohibited Transactions. The Debentures to be purchased by the Purchaser are not being acquired, directly or indirectly, with the assets of any "employee benefit plan", within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

              (g) Access to Information. The Purchaser acknowledges receipt of the Disclosure Materials and further acknowledges that it has been afforded
(i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Debentures and the merits and risks of investing in the Debentures; (ii) access to information about the Company and the Company's financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment in the Common Stock; and (iii) the opportunity to obtain such additional information which the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the Debentures and to verify the accuracy and completeness of the information contained in the Disclosure Materials.

              (h)    Reliance. The Purchaser understands and acknowledges that
(i) the Debentures are being offered and sold, and the Underlying Shares are being offered, to it without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act and (ii) the availability of such exemption, depends in part on, and that the Company will rely upon the accuracy and truthfulness of, the foregoing representations and the Purchaser hereby consents to such reliance.

       3.3. The Company acknowledges and agrees that the Purchaser makes no representation or warranty with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof.

                       IV. OTHER AGREEMENTS OF THE PARTIES

       4.1. Manner of Offering. The Debentures are being issued pursuant to Rule 504(b) of Regulation D of the Securities Act of 1933. The Debentures and the Underlying Shares will be exempt from restrictions on transfer, and will carry no restrictive legend. The Company will use its best efforts to insure that no actions are taken that would jeopardize the availability of the exemption from registration under Rule 504(b) for the Debentures and the Underlying Shares. Notwithstanding the foregoing, if the Company shall take any action or any event shall occur, the effect of which would be to cause the Underlying Shares to be issued upon conversion of any then outstanding Debentures to be restricted securities (as such term is defined in Rule 144 promulgated under the 1933 Act), the Company agrees to immediately file with the Commission and cause to become effective as soon as practicable a registration statement which would permit the public resale of such Underlying Shares in such states of the United States as


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the holders thereof shall reasonably request. All costs and expenses of such registration shall be borne by the Company.

       4.2. Furnishing of Information. As long as the Purchaser owns Debentures or Underlying Shares, the Company will promptly furnish to it all annual and quarterly reports comparable to those required by Section 13(a) or 15(d) of the Exchange Act.

       4.3. Notice of Certain Events. The Company shall (i) advise the Purchaser promptly after obtaining knowledge thereof, and, if requested by the Purchaser, confirm such advice in writing, of (A) the issuance by any state securities commission of any stop order suspending the qualification or exemption from qualification of the Debentures or the Common Stock for offering or sale in any jurisdiction, or the initiation of any proceeding for such purpose by any state securities commission or other regulatory authority, or (B) any event that makes any statement of a material fact made in the Disclosure Materials untrue or that requires the making of any additions to or changes in the Disclosure Materials in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, (ii) use its best efforts to prevent the issuance of any stop order or order suspending the qualification or exemption from qualification of the Debentures or the Common Stock under any state securities or Blue Sky laws, and (iii) if at any time any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of the Debentures or the Common Stock under any such laws, use its best efforts to obtain the withdrawal or lifting of such order at the earliest possible time.

       4.4. Copies and Use of Disclosure Materials. The Company shall furnish the Purchaser, without charge, as many copies of the Disclosure Materials, and any amendments or supplements thereto, as the Purchaser may reasonably request. The Company consents to the use of the Disclosure Materials, and any amendments and supplements thereto, by the Purchaser in connection with resales of the Debentures or the Underlying Shares other than pursuant to an effective registration statement.

       4.5. Modification to Disclosure Materials. If any event shall occur as a result of which, in the reasonable judgment of the Company or the Purchaser, it becomes necessary or advisable to amend or supplement the Disclosure Materials in order to make the statements therein, in the light of the circumstances at the time the Disclosure Materials were delivered to the Purchaser, not misleading, or if it is necessary to amend or supplement the Disclosure Materials to comply with applicable law, the Company shall promptly prepare an appropriate amendment or supplement to the Disclosure Materials (in form and substance reasonably satisfactory to the Purchaser) so that (i) as so amended or supplemented the Disclosure Materials will not include an untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is delivered to Purchaser, not misleading and (ii) the Disclosure Materials will comply with applicable law.


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       4.6.  Blue Sky Laws. The Company shall cooperate with the Purchaser in connection with the qualification of the Debentures and the Underlying Shares under the securities or Blue Sky laws of such jurisdictions as the Purchaser may request and to continue such qualification at all times through the third anniversary of the Closing Date; provided, however, that neither the Company nor its Subsidiaries shall be required in connection therewith to qualify as a foreign corporation where they are not now so qualified.

       4.7. Integration. The Company shall not and shall use its best efforts to ensure that no Affiliate shall sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Debentures or the Underlying Shares in a manner that would require the registration under the Securities Act of the sale of the Debentures or Underlying Shares to the Purchaser.

       4.8. Furnishing of Rule 144A Materials. The Company shall, for so long as any of the Debentures or Underlying Shares remain outstanding and during any period in which it is not subject to Section 13 or 15(d) of the Exchange Act, make available to any registered holder of Debentures or Underlying Shares in connection with any sale thereof and any prospective purchaser of such Debentures or Underlying Shares from such Person, the following information in accordance with Rule 144A(d)(4) under the Securities Act: a brief statement of the nature of the business of the Company and the products and services it offers and the Company's most recent audited balance sheet and profit and loss and retained earnings statements, and similar audited financial statements for such part of the two preceding fiscal years as the Company has been in operation.

       4.9. Solicitation Materials. The Company shall not (i) distribute any offering materials in connection with the offering and sale of the Debentures or Underlying Shares other than the Disclosure Materials and any amendments and supplements thereto prepared in compliance herewith or (ii) solicit any offer to buy or sell the Debentures or Underlying Shares by means of any form of general solicitation or advertising.

       4.10. Right of First Refusal. The Company shall not directly or indirectly, without the prior consent of the Purchaser, offer, sell, grant any option to purchase, or otherwise dispose (or announce any offer, sale, grant or any option to purchase or other disposition) of any of its or its Affiliates equity or equity-equivalent securities (a "Subsequent Sale") for a period of 90 days after Closing Date, except (i) the granting of options to employees, officers and directors under, and the issuance of shares upon exercise of options granted under, any stock option plan heretofore or hereinafter adopted by the Company; (ii) shares issued upon exercise of any currently outstanding warrants and upon conversion of any currently outstanding convertible preferred stock disclosed in Schedule 3.1 and (iii) shares of Common Stock issued upon conversion of Debentures in accordance herewith, unless (A) the Company provides the Purchaser a written notice (the "Subsequent Financing Notice") of its intention to effect such Subsequent Financing, which Subsequent Financing Notice shall describe in reasonable detail


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

the proposed terms of such Subsequent Financing and the amount of proceeds intended to be raised thereunder and (B) the Purchaser shall not have notified the Company within forty-eight (48) hours of its receipt of the Subsequent Financing Notice of its willingness to enter into good faith negotiations to provide (or to cause its sole designee to provide) financing to the Company on substantially the terms set forth in the Subsequent Financing Notice. If the Purchaser shall fail to notify the Company of its intention to enter into such negotiations within such forty-eight (48) hour period, the Company may effect the Subsequent Financing substantially upon the terms set forth in the Subsequent Financing Notice; provided, that the Company shall provide the Purchaser with a second Subsequent Financing Notice, and the Purchaser shall again have the right of first refusal set forth above in this paragraph (a), if the Subsequent Financing subject to the initial Subsequent Financing Notice shall not have been consummated for any reason on the terms set forth in such Subsequent Financing Notice within 30 days after the date of the initial Subsequent Financing Notice.

       From the date hereof through the Closing Date, the Company shall not and shall cause the Subsidiaries not to, without the consent of the Purchaser, (i) amend its Certificate of Incorporation, bylaws or other charter documents so as to adversely affect any rights of the Purchaser; (ii) split, combine or reclassify its outstanding capital stock; (iii) declare, authorize, set aside or pay any dividend or other distribution with respect to the Common Stock; (iv) redeem, repurchase or offer to repurchase or otherwise acquire shares of its Common Stock; or (v) enter into any agreement with respect to any of the foregoing.

       4.11. Listing of Underlying Shares. The Company shall take all steps necessary to cause the Underlying Shares to be approved for listing on the NASD Electronic Bulletin Board (or other national securities exchange or market on which the Common Stock is listed) no later than the first day after which Debentures may be converted hereunder by the Purchaser, and shall provide to the Purchaser evidence of such listing.

       4.12. Conversion Procedures. Exhibit D attached hereto sets forth the procedures with respect to the conversion of the Debentures, including the forms of conversion notice to be provided upon conversion, instructions as to the procedures for conversion, the form of legal opinion, if necessary, that shall be rendered by the Company's counsel to the Company's transfer agent and such other information and instructions as may be reasonably necessary to enable the Purchaser to exercise its right of conversion smoothly and expeditiously.

                       V. CONDITIONS PRECEDENT TO CLOSING

       5.1. Conditions Precedent to Obligations of the Purchaser. The obligation of the Purchaser to purchase the Debentures is subject to the satisfaction or waiver by the Purchaser, at or prior to the Closing, of each of the following conditions:

              (a) Legal Opinion. The Purchaser shall have received the legal opinion, addressed to it and dated the Closing Date, of Dennis D. Cole, Esq., counsel for the Company, substantially in the form of EXHIBIT C;

              (b) Accuracy of the Company's Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except that representations and warranties that are made as of a specific date need be true in all material respects only as of such date);

              (c) Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing;

              (d) No Material Adverse Effect. Since the date of the financial statements included in the Company's last filed Quarterly Report on Form 10-Q, no event which had a Material Adverse Effect shall have occurred which is not disclosed in the Disclosure Materials;

              (e) No Prohibitions. The purchase of and payment for the Debentures (and upon conversion thereof, the Underlying Shares) hereunder (i) shall not be prohibited or enjoined (temporarily or permanently) by any applicable law or governmental regulation and (ii) shall not subject the Purchaser to any penalty, or in its reasonable judgment, other onerous condition under or pursuant to any applicable law or governmental regulation that would materially reduce the benefits to the Purchaser of the purchase of the Debentures or the Underlying Shares (provided, however, that such regulation, law or onerous condition was not in effect in such form at the date of this Agreement);

              (f) Company Certificates. The Purchaser shall have received a certificate, dated the Closing Date, signed by the Secretary or an Assistant Secretary of the Company and certifying (i) that attached thereto is a true, correct and complete copy of (A) the Company's Certificate of Incorporation, as amended to the date thereof, (B) the Company's By-Laws, as amended to the date thereof, and (C) resolutions duly adopted by the Board of Directors of the Company authorizing the execution and delivery of this Agreement and the issuance and sale of the Debentures and the Underlying Shares and (ii) the incumbency of officers executing this Agreement;

              (g) No Suspensions of Trading in Common Stock. Trading in the Common Stock shall not have been suspended by the Commission or the NASD or other exchange or market on which the Common Stock is listed or quoted (except for any suspension of trading of limited duration solely to permit dissemination of material information regarding the Company);

              (h) Required Approvals. All Required Approvals shall have been obtained; and

       6.2. Conditions Precedent to Obligations of the Company. The obligation of the Company to issue and sell the Debentures hereunder is subject to the satisfaction or waiver by the Company, at or to the Closing, of each of the following conditions:

              (a) Accuracy of the Purchaser's Representations and Warranties. The representations and warranties of the Purchaser shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except that representations and warranties that are made as of a specific date need be true in all material respects only as of such date);

              (b) Performance by the Purchaser. The Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing; and

              (c) No Prohibitions. The sale of the Debentures (and upon conversion thereof, the Underlying Shares) hereunder (i) shall not be prohibited or enjoined (temporarily or permanently) by any applicable law or governmental regulation and (ii) shall not subject the Company to any penalty, or in its reasonable judgment, any other onerous condition under or pursuant to any applicable law or governmental regulation that would materially reduce the benefits to the Company of the sale of Debentures or the Underlying Shares to the Purchaser (provided, however, that such regulation, law or onerous condition was not in effect in such form at the date of this Agreement).

                                VII. TERMINATION

       7.1. Termination by Mutual Consent. This Agreement may be terminated at any time prior to Closing by the mutual consent of the Company and the Purchaser.

       7.2. Termination by the Company or the Purchaser. This Agreement may be terminated prior to Closing by either the Company or the Purchaser, by giving written notice of such termination to the other party, if:

              (a) the Closing shall not have occurred by December 31, 1996; provided that the terminating party is not then in material breach of its obligations under this Agreement in any manner that shall have caused the failure referred to in this paragraph (a);

              (b) there shall be in effect any statute, rule, law or regulation that prohibits the consummation of the Closing or if the consummation of the Closing would violate any non-appealable final judgment, order, decree, ruling or injunction of any court of or governmental authority having competent jurisdiction; or

              (c) there shall have been an amendment to Regulation D or an interpretive release promulgated or issued thereunder, which, in the reasonable judgment of the terminating party, would materially adversely affect the transactions contemplated hereby.

       7.3. Termination by the Company. This Agreement may be terminated prior to Closing by the Company, by giving notice of such termination to the Purchaser, if the Purchaser has materially breached any representation, warranty, covenant or agreement contained in this Agreement and such breach is not cured within five business days following receipt by the Purchaser of notice of such breach.

       7.4. Termination by the Purchaser. This Agreement may be terminated prior to Closing by the Purchaser, by giving notice of such termination to the Company, if:

              (a) the Company has breached any representation, warranty, covenant or agreement contained in this Agreement and such breach is not cured within five business days following receipt by the Company of notice of such breach;

              (b) there has occurred an event since the date of the latest financial statements included in the Disclosure Materials which could reasonably be expected to have a Material Adverse Effect and which is not disclosed in the Disclosure Materials; or

              (c) trading in the Common Stock has been suspended by the Commission or the NASD or other exchange or market on which the Common Stock is listed or quoted (except for any suspension of trading of limited duration solely to permit dissemination of material information regarding the Company).

                              VIII. MISCELLANEOUS

       8.1. Fees and Expenses   Each party shall pay the fees and expenses of
its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of the Debentures (and upon conversion thereof, the Underlying Shares) pursuant hereto. The Purchaser shall be responsible for its own tax liability that may arise as a result of the investment hereunder or the transactions contemplated by this Agreement. Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Company shall pay (i) all costs, expenses, fees and all taxes incident to and in connection with: (A) the preparation, printing and distribution of the Disclosure Materials and all amendments and supplements thereto (including, without limitation, financial statements and exhibits), and all preliminary and final Blue Sky memoranda and all other agreements, memoranda, correspondence and other documents prepared and delivered in connection herewith (B) the issuance and delivery of the Debentures and, upon conversion thereof, the Underlying Shares,
(C) the qualification of the Debentures and, upon conversion thereof, the Underlying Shares for offer and sale under the securities or Blue Sky laws of the several states (including, without limitation, the fees and disbursements of the Purchasers' counsel relating to such registration or qualification), (D) furnishing such copies of the Disclosure Materials and all amendments and supplements thereto, as may reasonably be requested for use in connection, with resales of the Debentures and, upon conversion thereof, the Underlying Shares, and (E) the preparation of the Debentures and, upon conversion thereof, certificates for the Underlying Shares (including, without limitation, printing and engraving thereof), (ii) all fees and expenses of the counsel and accountants of the Company and (iii) all expenses and listing fees in connection with the application for quotation of the Underlying Shares in the OTC Bulletin Board.

       8.2. Entire Agreement; Amendments. This Agreement, together with the Exhibits, Annexes and Schedules hereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

       8.3. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been received
(a) upon hand delivery (receipt acknowledged) or delivery by telex (with correct answer back received), telecopy or facsimile (with transmission confirmation report) at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

       If to the Company:

       Universal Medical Systems, Inc.
       13825 Icot Blvd., Suite 613
       Clearwater, FL 34620

       With copies to:

       Dennis D. Cole, Esq.
       13825 Icot Blvd., Suite 613
       Clearwater, FL 34620

       If to the Purchaser:

       Vikraim Chatwal
       300 East 93rd St. Apt QH
       New York, NY 10128

       With copies to:

or such other address as may be designated in writing hereafter, in the same manner, by such person.

       8.4. Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by both the Company and the Purchaser, or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

       8.5. Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

       8.6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither the Company nor the Purchaser may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other. The assignment by a party of this Agreement or any rights hereunder shall not affect the obligations of such party under this Agreement.

       8.7. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

       8.8. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to the principles of conflicts of law thereof.

       8.9. Survival. The representations and warranties of the Company and the Purchaser contained in Article III and the agreements and covenants of the parties contained in Article IV and this Article VII shall survive the Closing (or any earlier termination of this Agreement) and any conversion of Debentures hereunder.

       8.10. Counterpart Signatures. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

       8.11. Publicity. The Company and the Purchaser shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and neither party shall issue any such press release or otherwise make any such public statement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

       8.12. Severability. In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affecting or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

       8.13. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Purchaser will be entitled to specific performance of the obligations of the Company under this Agreement and the Company will be entitled to specific performance of the obligations of the Purchaser hereunder with respect to the subsequent transfer of Debentures and the Underlying Shares. Each of the Company and the Purchaser agrees that monetary damages would not be adequate compensation for any loss incurred by reason of any breach of its obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first indicated above.

                                        Company:

                                        Universal Medical Systems, Inc.

                                        By: /s/ Myron A. Baker
                                            -------------------------
                                               Name: Myron A. Baker
                                               Title: President & CEO

                                        Purchaser:

                                            Vikram Chatnal
                                        By: /s/ Vikram Chatnal
                                            -------------------------
                                               Name:
                                               Title:

                                        By:
                                           --------------------------
                                        Aggregate Principal Face Amount of
                                        Debentures To be Purchased: 50,000

                                        To Be Issued in Denominations of
                                        $1,000 or Integral Multiples Thereof
                                        As Follows: 1 X 50,000

                         SCHEDULE 3.1(A) - SUBSIDIARIES

       The following is a list of the Subsidiaries of Universal Medical Systems, Inc. and the state or jurisdiction of incorporation or organization of each (each subsidiary is wholly owned by Universal Medical Systems, Inc.):

       1. Medhealth Imaging, Inc., a Nevada corporation

       2. Medical High Technology International, Inc., a Florida corporation

       3. Life Sciences, Inc., a Connecticut corporation

       4. Biometrix, Inc., a Connecticut corporation

       5. Biometrix, Inc., a New Hampshire corporation

       6. American Med Pharm, Inc., a Delaware corporation

       7. King of Nostalgia, Inc., a New York corporation

                        SCHEDULE 3.1 C - CAPITALIZATION

A. Authorized Shares:

       1. Common Stock - 25 million shares authorized par value of $.001

       2. Preferred Stock - 10 million shares authorized par value of $.0001

B. Issued and Outstanding Shares, Warrants and Options

       1.  Common Stock:              9,208,872

       2.  Debentures:                        0

       3.  Preferred "A" Class:               0

       4.  Preferred "B" Class:       1,100,000

       5.  Preferred "C" Class:         500,000

       6.  Preferred "D" Class:         407,500

       7.  Preferred "E" Class:         650,000

       8.  Warrants - A:                200,000

       9.  Warrants - B:                 50,000

       10. Warrants - C:                599,450

       11. Warrants - D:                407,500

       12. Warrants - E:              1,299,599

       13. Options:                   1,450,000

               SCHEDULE 3.1(F) - REQUIRED CONSENTS AND APPROVALS

              None required

                          SCHEDULE 3.1(G) - LITIGATION

       1. Whitestar Management, Inc. v. Medhealth Imaging, Inc.
          Thirteenth Judicial Circuit, Hillsborough County, Florida Case No.: 95-07248 - amount of claim: $25,000

       2. Southwest Florida Equipment, Inc. v. Medical High Technology International, Inc.
          Twentieth Judicial Circuit, Lee County, Florida
          Case No.: 96-6179 - amount of claim: $100,000

       Both of the above cases are in the process of being settled.

                                   EXHIBIT A
No. _____
US$ _____

4% CONVERTIBLE DEBENTURE DUE JANUARY 1, 2001

       THIS DEBENTURE is one of a duly authorized issue of Debentures of Universal Medical Systems, Inc., a Nevada corporation having a principal place of business at 13825 Icot Blvd., Suite 613, Clearwater, FL 34620 (the "Company"), designated as its 4% Convertible Debentures, Due January 1, 2001 (the "Debentures"), in an aggregate principal amount of up to US$500,000.

       FOR VALUE RECEIVED, the Company promises to pay to [ ], or registered assigns (the "Holder"), the principal sum of ____________ Thousand Dollars (US$______), on January 1, 2001 (the "Maturity Date") and to pay interest to the Holder on the principal sum, at the rate of 4% per annum, payable quarterly, in arrears on April 1, July 1, October 1 and January 1 of each year, (each, an "Interest Payment Date"), commencing April 1, 1997. Interest shall accrue daily commencing on the Original Issue Date (as defined in Section 6) until payment in full of the principal sum, together with all accrued and unpaid interest, has been made or duly provided for. Interest shall be calculated on the basis of a 360-day year. Interest due and payable hereunder will be paid on each Interest Payment Date to the person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of the Debentures (the "Debenture Register") on the first business day prior to each the Interest Payment Date; provided, however, that the Company's obligation to a transferee of this Debenture arises only if such transfer, sale or other disposition is made in accordance with the terms and conditions hereof and of the Convertible Debenture Purchase Agreement, dated as of December ______, 1996, as amended from time to time (the "Purchase Agreement"), executed by the original Holder. Any overdue principal and interest as provided herein shall bear interest at the rate of 14% per annum. The principal of, and interest on, this Debenture are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, at the address of the Holder last appearing on the Debenture Register. A transfer of the right to receive principal and interest under this Debenture shall be transferable only through an appropriate entry in the Debenture Register as provided herein.

       1. This Debenture is subject to the following additional provisions:

              (a) The Debentures are issuable in denominations of One Thousand Dollars (US$1000.00) and integral multiples of one thousand dollars (US$1000.00) in excess thereof. The Debentures are exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same but shall not be issuable in denominations of less than integral multiples of One Thousand Dollars (US$1000.00). No services charge will be made for such registration of transfer or exchange.

              (b) If any interest or principal due hereunder is subject to any withholding tax under the income tax or other applicable laws of the United States, the Company will pay to the Holder, in addition to the payments otherwise due hereunder, such additional amount as is necessary to provide that the net amount actually received by the Holder (free and clear of any such withholding tax, whether assessed against the Company or the Holder) will equal the full amount the Holder would have received had such withholding tax not been assessed.

       2. Events of Default. "Event of Default", wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

              (a) any default in the payment of the principal of or interest on this Debenture as and when the same shall become due and payable either at the Maturity Date, by acceleration or otherwise;

              (b) the Company shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of, this Debenture, and such failure or breach shall not have been remedied within 30 days after the date on which notice of such failure or breach shall have been given;

              (c) the occurrence of any event or breach or default by the Company under the Purchase Agreement;

              (d) the Company or any of its subsidiaries shall commence a voluntary case under the United States Bankruptcy Code as now or hereafter in effect or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the Company under the Bankruptcy Code and the petition is not controverted within 30 days, or is not dismissed within 60 days, after commencement of the case; or a "custodian" (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or any substantial part of the property of the Company or the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or there is commenced against the Company any such proceeding which remains undismissed for a period of 60 days; or the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or the Company makes a general assignment for the benefit of creditors; or the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or the Company shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company for the purpose of effecting any of the foregoing;

              (e) the Company shall default in any of its obligations under any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness of the Company in an amount exceeding Fifty Thousand Dollars ($50,000), whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

              (f) the Company shall have its Common Stock (as defined in Section 6) delisted from the OTCBB or other national securities exchange or market on which such Common Stock is listed for trading or suspended from trading thereon, and shall not have its Common Stock relisted or have such suspension lifted, as the case may be, within five days; or

              (g) the Company shall be a party to any merger or consolidation (irrespective of whether it is the survivor) or shall dispose of all or substantially all of its assets in one or more transactions, or shall redeem more than a de minimis amount of its outstanding shares of Common Stock.

If any Event of Default occurs and is continuing, and in every such case, then so long as such Event of Default shall then be continuing the Holder may, by notice to the Company, declare the full principal amount of this Debenture, together with all accrued but unpaid interest to the date of acceleration, to be, whereupon the same shall become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are waived by the Company, notwithstanding anything herein contained to the contrary, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

       3. Conversion.

       (a) This Debenture shall be convertible into shares of Common Stock at the Conversion Ratio, at the option of the Holder in whole or in part at any time after the Original Issue Date. Any conversion under this Section 3(a) shall be of a minimum principal amount of $1000.00 of Debentures. The Holder shall effect conversions by surrendering the Debentures (or such portions thereof) to be converted to the Company, together with the form of conversion notice attached hereto as Exhibit A (the "Holder Conversion Notice") in the manner set forth in Section 3(i). Each Holder Conversion Notice shall specify the principal amount of Debentures to be converted and the date on which such conversion is to be effected (the "Holder

Conversion Date"). Subject to Section 3(c), each Holder Conversion Notice, once given, shall be irrevocable. If the Holder is converting less than all of the principal amount represented by the Debenture(s) tendered by the Holder with the Holder Conversion Notice, the Company shall promptly deliver to the Holder a new Debenture for such principal amount as has not been converted.

       (b) This Debenture shall be convertible into shares of Common Stock at the Conversion Ratio, at the option of the Company in whole or in part at the Maturity Date; provided, however, that the Company is not permitted to deliver a Company Conversion Notice (as defined below) within 10 days of issuing any press release or other public statement relating to such conversion. The Company shall effect such conversion by delivering to the Holder a written notice in the form attached hereto as Exhibit B (the "Company Conversion Notice"), which Company Conversion Notice, once given, shall be irrevocable. Each Company Conversion Notice shall specify the principal amount of Debentures to be converted. Any such conversion by the Company shall be subject to Section 4.13 of the Purchase Agreement. The Company shall give such Company Conversion Notice in accordance with Section 3(i) below at least two Trading Days before the Maturity Date (such date is hereinafter referred to as the "Company Conversion Date). Any such conversion shall be effected on a pro rata basis among all holders of Debentures. Upon the conversion of the principal balance of the Debentures pursuant to a Company Conversion Notice, the Holder shall surrender its Debentures at the office of the Company or of any transfer agent for the Debentures or Common Stock. If the Company is converting less than the aggregate principal amount of all Debentures, the Company shall, upon conversion of such Debentures subject to such Company Conversion Notice and receipt of the Debentures surrendered for conversion, deliver to the Holder, and each other such holder of Debentures full payment in immediately available funds of the principal balance of and accrued interest on the portion of the Debentures that have not been converted. Each of a Holder Conversion Notice and a Company Conversion Notice is sometimes referred to herein as a "Conversion Notice," and each of a "Holder Conversion Date" and a "Company Conversion Date" is sometimes referred to herein as a "Conversion Date."

       (c) Not later than three Trading Days after the Conversion Date, the Company will deliver to the Holder (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those then required by law), representing the number of shares of Common Stock being acquired upon the conversion of Debentures and (ii) Debentures in principal amount equal to the principal amount of Debentures not converted; provided, however that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any Debentures, until Debentures are either delivered for conversion to the Company or any transfer agent for the Debentures or Common Stock, or the Holder notifies the Company that such Debentures have been lost, stolen or destroyed and provides a bond (or other adequate security reasonably acceptable to the Company) satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. The Company shall, upon request of the Holder, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section 3(c) electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. In the case of a conversion pursuant to a Holder Conversion Notice, if such certificate or certificates are not delivered by the date required under this Section 3(c), the Holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the Debentures tendered for conversion.

       (d)(i) The Conversion Price for each Debenture in effect on any Conversion Date shall be the LESSER of X OR Y: where X is the GREATER of (a)[$ F] or (b)[ C ] / [ ( { C / F }+3.00 ) / 2 ] (where C = the average Per Share Market Value for the five (5) Trading Days immediately preceding the Conversion Date and F = the Per Share Market Value on the Trading Day immediately preceding the Original issue Date); and Y = 70% of the average Per Share Market Value for the five (5) Trading Days immediately preceding the Conversion Date.

       (ii) If the Company, at any time while any Debentures are outstanding,
(a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities payable in shares of its capital stock (whether payable in shares of its Common Stock or of capital stock of any class), (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, the Conversion Price designated in Section 3(d)(i) shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock of the Company outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 3(d)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

       (iii) If the Company, at any time while any Debentures are outstanding, shall issue rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Per Share Market Value of Common Stock at the record date mentioned below, the Conversion Price designated in Section 3(d)(i) shall be multiplied by a fraction, of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Value. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right or warrant to purchase Common Stock the issuance of which resulted in an adjustment in the Initial Conversion Price designated in Section 3(d)(i) pursuant to this Section 3(d)(iii), if any such right or warrant shall expire and shall not have been exercised, the Conversion Price designated in Section 3(d)(i) shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Initial Conversion Price made pursuant to the provisions of this Section 5 after the issuance of such rights or warrants) had the adjustment of the Initial Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants actually exercised.

       (iv) If the Company, at any time while Debentures are outstanding, shall distribute to all holders of Common Stock (and not to holders of Debentures) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Section 3(d)(iii) above) then in each such case the Conversion Price at which each Debenture shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; provided, however that in the event of a distribution exceeding ten percent (10%) of the net assets of the Company, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) (an "Appraiser") selected in good faith by the holders of a majority of the principal amount of the Debentures then outstanding; and provided, further that the Company, after receipt of the determination by such Appraiser shall have the right to select an additional Appraiser, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. In either case the adjustments shall be described in a statement provided to the Holder and all other holders of Debentures of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

       (v) All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/l00th of a share, as the case may be.

       (vi) Whenever the Conversion Price is adjusted pursuant to Section 3(d)(ii),(iii) or (iv), the Company shall promptly mail to the Holder and to each other holder of Debentures, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

       (vii) In case of any reclassification of the Common Stock, any consolidation or merger of the Company with or into another person, the sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, then each holder of Debentures then outstanding shall have the right thereafter to convert such Debentures only into the shares of stock and other securities and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the Holder shall be entitled upon such event to receive such amount of securities or property as the shares of the Common Stock into which such Debentures could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the Holder the right to receive the securities or property set forth in this Section 5(d)(vii) upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

       (viii) If:

                     (A) the Company shall declare a dividend (or any other distribution) on its Common Stock; or

                     (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or

                     (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

                     (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company (other than a subdivision or combination of the outstanding shares of Common Stock), any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

                     (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Company;

then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of Debentures, and shall cause to be mailed to the Holder and each other holder of Debentures at their last addresses as it shall appear upon the Debenture Register, at least 30 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

       If at any time conditions shall arise by reason of action taken by the Company which in the opinion of the Board of Directors are not adequately covered by the other provisions hereof and which might materially and adversely affect the rights of the Holder and all other holders of Debentures (different than or distinguished from the effect generally on rights of holders of any class of the Company's capital stock) or if at any time any such conditions are expected to arise by reason of any action contemplated by the Company, the Company shall, at least 30 calendar days prior to the effective date of such action, mail a written notice to each holder of Debentures briefly describing the action contemplated and the material adverse effects of such action on the rights of such holders and an Appraiser selected by the holders of majority in principal amount of the outstanding Debentures shall give its opinion as to the adjustment, if any (not inconsistent with the standards established in this Section 5), of the Conversion Price (including, if necessary, any adjustment as to the securities into which Debentures may thereafter be convertible) and any distribution which is or would be required to preserve without diluting the rights of the holders of Debentures; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case the adjustment shall be equal to the average of the adjustments recommended by each such Appraiser. The Board of Directors shall make the adjustment recommended forthwith upon the receipt of such opinion or opinions or the taking of any such action contemplated, as the case may be; provided, however, that no such adjustment of the Conversion Price shall be made which in the opinion of the Appraiser(s) giving the aforesaid opinion or opinions would result in an increase of the Conversion Price to more than the Conversion Price then in effect.

       (e) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Debentures as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of Debentures, such number of shares of Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 3(b) and Section 3(d) hereof) upon the conversion of the aggregate principal amount of all outstanding Debentures. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

       (f) Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not to, or is unable to, make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

       (g) The issuance of certificates for shares of Common Stock on conversion of Debentures shall be made without charge to the Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

       (h) Debentures converted into Common Stock shall be canceled.

       (i) Each Holder Conversion Notice shall be given by facsimile and by mail, postage prepaid, addressed to the Chief Financial Officer of the Company at the facsimile telephone number and address of the principal place of business of the Company. Each Company Conversion Notice shall be given by facsimile and by mail, postage prepaid, addressed to each holder of Debentures at the facsimile telephone number and address of such holder appearing on the books of the Company or provided to the Company by such holder for the purpose of such Company Conversion Notice, or if no such facsimile telephone number or address appears or is so provided, at the principal place of business of the holder. Any such notice shall be deemed given and effective upon the earliest to occur of
(i) receipt of such facsimile at the facsimile telephone number specified in this Section 5(j), (ii) five days after deposit in the United States mails or
(iii) upon actual receipt by the party to whom such notice is required to be given.

       4. Definitions. For the purposes hereof, the following terms shall have the following meanings:

       "Business Day" means any day of the year on which commercial banks are not required or authorized to be closed in New York City.

       "Common Stock" means shares now or hereafter authorized of the class of Common Stock, $0.001 par value, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

       "Conversion Ratio" means, at any time, a fraction, of which the numerator is the principal amount represented by any Debenture plus accrued but unpaid interest, and of which the denominator is the Conversion Price at such time.

       "Junior Securities" means the Common Stock, all other equity securities of the Company and all other debt that is subordinated to the Debtors by its terms.

       "Original Issue Date" shall mean the date of the first issuance of this Debenture regardless of the number transfers hereof.

       "Per Share Market Value" means on any particular date (a) the closing bid price per share of the Common Stock on such date on the Over-The-Counter Bulletin Board ("OTCBB") or other stock exchange on which the Common Stock has been listed or if there is no such price on such date, then the last bid price on such exchange on the date nearest preceding such date, or (b) if the Common Stock is not listed on OTCBB or any stock exchange, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the NASD at the close of business on such date, or (c) if the Common Stock is not quoted by the NASD, the closing bid price for a share of Common Stock in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), or (d) if the Common Stock is no longer publicly traded the fair market value of a share of Common Stock as determined by an Appraiser (as defined in Section 5(d)(iv) above) selected in good faith by the holders of a majority of principal amount of outstanding Debentures; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser.

       "Person" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

       "Trading Day" means (a) a day on which the Common Stock is traded on the OTCBB or principal stock exchange on which the Common Stock has been listed, or
(b) if the Common Stock is not listed on the OTCBB or any stock exchange, a day on which the Common Stock is traded in the over-the-counter market, as reported by the NASD, or (c) if the Common Stock is not quoted on the NASD, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).

       5. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture is a direct obligation of the Company. This Debenture ranks pari passu with all other Debentures now or hereafter issued under the terms set forth herein.

       6. The Company may not prepay any portion of the outstanding principal amount on the Debentures.

       7. This Debenture shall not entitle the Holder to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.

       8. If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

       9. This Debenture shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws thereof.

       10. All notices or other communications hereunder shall be given, and shall be deemed duly given and received, if given, in the manner set forth in
Section 3(i).

       11. Any waiver by the Company or the Holder a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Company or the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. Any waiver must be in writing.

       12. If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

       13. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day

(or, if such next succeeding Business Day falls in the next calendar month, the preceding Business Day in the appropriate calendar month).

       IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer "thereunto duly authorized as of the date first above indicated.

                                         Universal Medical Systems, Inc.

Attest:____________________              ________________________________
                                         Name:  Dennis D. Cole
                                         Title: Vice President, General Counsel,
                                                 Secretary

EXHIBIT A

NOTICE OF CONVERSION AT
THE ELECTION OF HOLDER

(To be Executed by the Registered Holder in order to Convert the Debenture)

The undersigned hereby irrevocably elects to convert the above Debenture No.____ into shares of Common Stock, par value U.S.$0.001 per share (the "Common Stock"), of Universal Medical Systems, Inc., (the "Company") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:             ___________________________________________
                                     Date to Effect Conversion

                                     ___________________________________________
                                     Principal Amount of Debentures to be
                                     Converted

                                     ___________________________________________
                                     Applicable Conversion Price

                                     ___________________________________________
                                     Signature

                                     ___________________________________________
                                     Name:

                                     ___________________________________________
                                     Address:

EXHIBIT B

NOTICE OF CONVERSION
AT THE ELECTION OF THE COMPANY

The undersigned in the name and on behalf of Universal Medical Systems, Inc., (the "Company") hereby notifies the addressee hereof that the Company hereby elects to exercise its right to convert the above Debenture No.____ into shares of Common Stock, $0.001 par value per share (the "Common Stock"), of the Company according to the conditions hereof, as of the date written below. No fee will be charged to the Holder for any conversion hereunder, except for such transfer taxes, if any, which may be incurred by the Company if shares are to be issued in the name of a person other than the person to whom this notice is addressed.

Conversion calculations:             ___________________________________________
                                     Date to Effect Conversion

                                     ___________________________________________
                                     Principal Amount of Debentures to be
                                     Converted

                                     ___________________________________________
                                     Applicable Conversion Price

                                     ___________________________________________
                                     Signature

                                     ___________________________________________
                                     Name:

                                     ___________________________________________
                                     Address:

                                   EXHIBIT B

                                ESCROW AGREEMENT

       ESCROW AGREEMENT (this "Agreement"), dated as of_____, 1996, by and among Universal Medical Systems, Inc., a Nevada corporation (the "Company"), Bryan Cave LLP (the "Escrow Agent") and the party who has executed this Agreement as the Purchaser (the "Purchaser").

                                    RECITALS

              The Purchaser has entered into a Convertible Debenture Purchase Agreement, dated as of the date hereof (the "Purchase Agreement"), pursuant to which the Purchaser has agreed to purchase certain debentures of the Company's 4% Convertible Debentures due January 1, 2001 (the "Debentures").

       A. The Escrow Agent is willing to act as escrow agent pursuant to the terms of this Agreement with respect to the Purchase Price (as defined in the Purchase Agreement) to be paid for the Debentures and the delivery of the Debentures registered in the name of the Purchaser as set forth in the Purchase Agreement (the "Debentures Certificates" and, together with the Ancillary Closing Documents (as defined below), the Purchase Price and the Warrant, the " Consideration").

       B. Upon the closing of the transaction contemplated by the Purchase Agreement (the "Closing") and the occurrence of an event described in Section 2 below, the Escrow Agent shall cause the distribution of the Consideration in accordance with the terms of this Agreement.

       C. All capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Purchase Agreement.

       NOW, THEREFORE, IT IS AGREED:

       1. DEPOSIT OF CONSIDERATION. (a) The Purchaser shall deposit with the Escrow Agent a copy of the Purchase Agreement and this Escrow Agreement or a counterpart thereof, each executed by the Purchaser, and the Purchase Price. The Company shall deliver to the Escrow Agent (i) the Purchase Agreement or a counterpart thereof signed by the Company, (ii) this Escrow Agreement or a counterpart thereof signed by the Company, (iii) the Debentures, registered in the name of the Purchaser, and (iv) wiring instructions for transfer of the Purchase Price by the Escrow Agent into an account specified by the Company for such purpose. In addition, the Company shall deposit or cause to be deposited with the Escrow Agent an opinion of the Company's counsel addressed to the Purchaser in the form of Exhibit C attached to the

Purchase Agreement and the Company Certificates (such opinion and the Company Certificates being hereinafter referred to as the "Ancillary Closing Documents"), as well as the Warrant.

                            (i) The Purchase Price shall be delivered by the
Purchaser to the Escrow Agent by wire transfer to the following account:

              Bankers Trust Company
              280 Park Avenue
              New York, NY 10017
              Account # 429-14-898
              Account Name: Bryan Cave LLP
              ABA No.: 021-001-033
              Reference:_________________
                            Purchaser

                            (ii) The Debentures shall be delivered by the
Company to the Escrow Agent at its address for notice indicated in Section 5(a).

              (b) Until termination of this Agreement as set forth in Section 2, all additional Consideration paid by or which becomes payable between the Company and the Purchaser shall be deposited with the Escrow Agent.

              (c) The Escrow Agent agrees to hold the Consideration received by it in accordance with the terms and conditions set forth herein until it has received all of the consideration;

              (d) The Purchaser and the Company understand that all Consideration delivered to the Escrow Agent pursuant to Section 1(a) shall be held in escrow in a non-interest bearing IOLA account until the Closing. The Purchase Price will be returned promptly to the Purchaser if all of the Consideration is not received on or before December 31, 1996. After all of the Consideration has been received by the Escrow Agent, the parties hereto hereby authorize and instruct the Escrow Agent to promptly effect the Closing.

              (e) At the Closing, Escrow Agent is authorized to pay to GEM in accordance with its instructions, an amount equal to the Placement Fee (the "GEM Payment").

       2. TERMS OF ESCROW.

              (a) The Escrow Agent shall hold the Consideration in escrow until the earlier to occur of (i) the receipt by the Escrow Agent of all of the Consideration or (ii) the receipt by the Escrow Agent of a notice, executed by each of the Company and the Purchaser, stating that the Purchase Agreement has been terminated or otherwise directing the disposition of the Consideration.

              (b) If the Escrow Agent receives the items referenced in clause
(i) of Section 2(a) prior to its receipt of the notice referenced in clause (ii) of Section 2(a), then, the Escrow Agent shall deliver as soon as practicable, but in no event later than three (3) business days, the Debentures and the Ancillary Closing Documents executed by the Company to the Purchaser and shall deliver immediately to the Company the Purchase Price (less the GEM Payment) and the GEM Payment and the Warrant to GEM in accordance with its instructions.

              (c) If the Escrow Agent receives the notice referenced in clause
(ii) of Section 2(a) prior to its receipt of the items referenced in clause (i) of Section 2(a), then the Escrow Agent shall promptly deliver the Purchase Price, Debentures, Ancillary Closing Documents and Warrant as specified in such notice. The parties agree that if such notice is silent as to the delivery of such items, the Escrow Agent shall promptly upon receipt of such notice return
(i) the Purchase Price to the Purchaser, (ii) the Debentures and the Warrant to the Company and (iii) the Ancillary Closing Documents to the party that delivered the same.

              (d) If the Escrow Agent, prior to delivering or causing to be delivered the Consideration in accordance herewith, receives notice of objection, dispute, or other assertion in accordance with any of the provisions of this Agreement, the Escrow Agent shall continue to hold the Consideration until such time as the Escrow Agent shall receive (i) written instructions jointly executed by the Purchaser and the Company, directing distribution of such Consideration, or (ii) a certified copy of a judgment, order or decree of a court of competent jurisdiction, final beyond the right of appeal, directing the Escrow Agent to distribute said Consideration to any party hereto or as such judgment, order or decree shall otherwise specify (including any such order directing the Escrow Agent to deposit the Consideration into the court rendering such order, pending determination of any dispute between any of the parties). In addition, the Escrow Agent shall have the right to deposit any of the Consideration with a court of competent jurisdiction without liability to any party if said dispute is not resolved within 30 days of receipt of any such notice of objection, dispute or otherwise.

       3. DUTIES AND OBLIGATIONS OF THE ESCROW AGENT.

              (a) The parties hereto agree that the duties and obligations of the Escrow Agent are only such as are herein specifically provided and no other. The Escrow Agent's duties are as a depositary only, and the Escrow Agent shall incur no liability whatsoever, except as a direct result of its willful misconduct or gross negligence.

              (b) The Escrow Agent may consult with counsel of its choice, and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel.

              (c) The Escrow Agent shall not be bound in any way by the terms of any other agreement to which the Purchaser and the Company are parties, whether or not it has knowledge thereof, and the Escrow Agent shall not in any way be required to determine whether or not any other agreement has been complied with by the Subscriber and the Company, or any other party thereto. The Escrow Agent shall not be bound by any modification, amendment, termination, cancellation, rescission or supersession of this Agreement unless the same shall be in writing and signed jointly by each of the Subscriber and the Company, and agreed to in writing by the Escrow Agent.

              (d) If the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands which, in its opinion, are in conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action, other than to keep safely all property held in escrow, until it shall jointly be directed otherwise in writing by the Purchaser and the Company or by a final judgment of a court of competent jurisdiction.

              (e) The Escrow Agent shall be fully protected in relying upon any written notice, demand, certificate or document which it, in good faith, believes to be genuine. The Escrow Agent shall not be responsible for the sufficiency or accuracy of the form, execution, validity or genuineness of documents or securities now or hereafter deposited hereunder, or of any endorsement thereon, or for any lack of endorsement thereon, or for any description therein; nor shall the Escrow Agent be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.

              (f) The Escrow Agent shall not be required to institute legal proceedings of any kind and shall not be required to defend any legal proceedings which may be instituted against it or in respect of the Consideration.

              (g) If the Escrow Agent at any time, in its sole discretion, deems it necessary or advisable to relinquish custody of the Consideration, it may do so by delivering the same to any other escrow agent mutually agreeable to the Purchaser and the Company and, if no such escrow agent shall be selected within three days of the Escrow Agent's notification to the Purchaser and the Company of its desire to so relinquish custody of the Consideration, then the Escrow Agent may do so by delivering the Consideration (a) to any bank or trust company in the County, City and State of new York, which is willing to act as escrow agent thereunder in place and instead of the Escrow Agent, or (b) to the clerk or other proper officer of a court of competent jurisdiction as may be permitted by law. The fee of any such bank or trust company or court officer shall be borne by the Company. Upon such delivery, the Escrow Agent shall be discharged from any and all responsibility or liability with respect to the Consideration and the Company and the Purchaser shall promptly pay to the Escrow Agent all monies which may be owed it for its services hereunder, including, but not limited to, reimbursement of its out-of-pocket expenses pursuant to paragraph
(i) below.

              (h) This Agreement shall not create any fiduciary duty on the Escrow Agent's part to the Purchaser or the Company, nor disqualify the Escrow Agent from representing either party hereto in any dispute with the other, including any dispute with respect to the Consideration. The parties understand that the Escrow Agent has acted and will continue to act as counsel to GEM.

              (i) The reasonable out-of-pocket expenses paid or incurred by the Escrow Agent in the administration of its duties hereunder, including, but not limited to, postage, all outside counsel to the Escrow Agent and advisors' and agents' fees and all taxes or other governmental charges, if any, shall be paid by the Company.

       4. INDEMNIFICATION.

              (a) The Purchaser and the Company, jointly and severally, hereby indemnify and hold the Escrow Agent harmless from and against any and all losses, damages, taxes, liabilities and expenses that may be incurred by the Escrow Agent, arising out of or in connection with its acceptance of appointment as the Escrow Agent hereunder and/or the performance of its duties pursuant to this Agreement, including, but not limited to, all legal costs and expenses of the Escrow Agent incurred defending itself against any claim or liability in connection with its performance hereunder, provided that the Escrow Agent shall not be entitled to any indemnity for any losses, damages, taxes, liabilities or expenses that directly result from its willful misconduct or gross negligence.

       5. MISCELLANEOUS.

              (a) All notices, requests, demands and other communications hereunder shall be in writing, with copies to all the other parties hereto, and shall be deemed to have been duly given when (i) if delivered by hand, upon receipt, (ii) if sent by telecopier, upon receipt of proof of sending thereof,
(iii) if sent by Express Mail, Federal Express or other express delivery service (receipt requested), the next business day or (iv) if mailed by first-class registered or certified mail, return receipt requested, postage prepaid, upon receipt, in each case if delivered to the following addresses

       (i)    If to the Company:

              Universal Medical Systems, Inc.
              13825 Icot Blvd.,Suite 613
              Clearwater, FL 34620

       (ii)   If to the Purchaser:

              At the address set forth in the Purchase Agreement

       (iii)  If to the Escrow Agent:

                   Bryan Cave LLP
                   245 Park Avenue
                   New York, NY 10167
                   Attn: Steven A. Saide, Esq.

or at such other address as any of the parties to this Agreement may hereafter designate in the manner set forth above to the others.

              (b) This Agreement shall be construed and enforced in accordance with the law of the State of New York applicable to contracts entered into and performed entirely within California.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed the day and year first above written.

                                    PURCHASER:

                                    ___________________________

                                    By:________________________
                                         Name:
                                         Title:

                                    Universal Medical Systems, Inc.

                                    By:________________________
                                         Name: Dennis D. Cole
                                         Title: Vice President, General Counsel,
                                                 Secretary

                                    Bryan Cave LLP

                                    ___________________________
                                    Escrow Agent

                                   EXHIBIT C


                                                             December ____, 1996

[Name and Address of Purchaser]

       RE:    UNIVERSAL MEDICAL SYSTEMS, INC. CONVERTIBLE
              DEBENTURES

Ladies and Gentlemen:

       This opinion is furnished to you pursuant to Section 5.1 of the Convertible Debenture Purchase Agreement, dated as of December _____, 1996 (the "Purchase Agreement"), by and between Universal Medical Systems, Inc., a Nevada corporation (the "Company"), pursuant to which the Company is issuing Convertible Debentures (the "Debentures") in the aggregate principal amount of up to $500,000 which are convertible into shares of Common Stock of the Company at the conversion ratio set forth in the Debentures. Capitalized terms used and not otherwise defined herein shall have the meanings given them in the Purchase Agreement.

       I am the Vice President, Secretary and General Counsel of the Company. I have acted as counsel to the Company in connection with the issuance and sale of the Debentures. I am familiar with the business and corporate proceedings of the Company.

       In connection with this opinion, I have examined:

       1.     The Purchase Agreement;
       2.     The Debentures;
       3. The Certificate of Incorporation and By-laws of the Company, as amended to the date hereof;
       4. Records of proceedings and actions of the Board of Directors of the Company relating to the transactions contemplated by the Purchase Agreement.

I have also investigated such questions of law, including, without limitation, Rule 504 of Regulation D ("Rule 504") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and examined, such additional corporate records of the Company and such other documents, agreements and

[Name of Purchaser]
December ____, 1996
Page 2

instruments as I have deemed necessary or appropriate for the purposes of rendering this opinion.

       Based upon and subject to the foregoing, it is my opinion that:

       1. The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of Nevada, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted.

       2. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by the Purchase Agreement and otherwise to carry out its obligations thereunder.

       3. The execution and delivery of the Purchase Agreement by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company. The Purchase Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

       4. The authorized, issued and outstanding capital stock of the Company and each subsidiary thereof are as set forth in the Purchase Agreement. No shares of the common stock of the Company, par value $.001 per share (the "Common Stock"), are entitled to preemptive or similar rights. Except as disclosed in the Purchase Agreement, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or, except as a result of the purchase and sale of the Debentures under the Purchase Agreement, securities, rights or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire any shares of Common Stock, or contracts, commitments, understandings, or arrangements by which the Company or any subsidiary thereof is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock.

[Name of Purchaser]
December ____, 1996
Page 3

       5. The Debentures have been duly authorized, and when paid for in accordance with the terms of the Purchase Agreement, shall be validly issued and shall constitute valid and binding obligations of the Company enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

       6. When issued in accordance with the terms of the Purchase Agreement, the shares of Common Stock into which the Debentures are convertible in accordance with the terms of the Purchase Agreement will be duly authorized, validly issued, fully paid and nonassessable.

       7. The Company is an "eligible issuer" as such term is defined pursuant to Rule 504(a) in that the Company is not (1) a reporting company, (2) an investment company (whether or not registered under the Investment Company Act of 1940, or (3) a development stage company with no specific business plan or purpose.

       8. The total sale of the Debentures will not exceed $500,000 and the Company has not issued any securities within the last twelve (12) calendar months pursuant to Regulation D.

       9. When the Debentures are converted into shares of common stock by the holders of the Debentures, pursuant to Rule 504 such shares will be free trading in nature and may be freely or otherwise transferred without any restrictions by nonaffiliates of the Company.

       10. The execution, delivery and performance of the Purchase Agreement by the Company and the consummation by the Company of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of its certificate of incorporation or bylaws or (ii) conflict with, require the consent of any party to, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party, or to our knowledge result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject

[Name of Purchaser]
December ____, 1996
Page 4

(including Federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected. To our knowledge, the business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental authority.

       I am a member of the Bar of the State of _____ and am not licensed or admitted to practice law in any other jurisdiction. I express no opinion with respect to the laws of any jurisdiction other than the Federal laws of the United States of America, including the Federal securities laws thereof. In so far as any of the opinions expressed above are governed by Nevada law, I have relied upon the most current compilation of Nevada law in general and upon Nevada Revised Statutes Chapters 78 and 90 specifically.

       The opinions expressed herein are solely for your benefit and may not be relied upon by any other person without our prior written consent.

                                        Very truly yours,


                                        Dennis D. Cole

EXHIBIT D

NOTICE OF CONVERSION
AT THE ELECTION OF HOLDER

(To be Executed by the Registered Holder in order to Convert the Debenture)

The undersigned hereby irrevocably elects to convert the above Debenture No. ____________, into shares of Common Stock, par value U.S.$0.001 per share (the "Common Stock"), of Universal Medical Systems, Inc., (the "Company") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:                ________________________________________
                                        Date to Effect Conversion

                                        ________________________________________
                                        Principal Amount of Debentures to be
                                        Converted

                                        ________________________________________
                                        Applicable Conversion Price

                                        ________________________________________
                                        Signature

                                        ________________________________________
                                        Name:

                                        ________________________________________
                                        Address: